CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #709/711 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January 29, 2016 on the financial statements and financial highlights of the WBI Tactical BA Fund (formerly WBI Absolute Return Balanced Fund), WBI Tactical BP Fund (formerly WBI Absolute Balanced Plus Fund), WBI Tactical DI Fund (formerly WBI Absolute Dividend Income Fund), and WBI Tactical DG Fund (formerly WBI Absolute Return Dividend Growth Fund), each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 29, 2016